PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-149018

8,423,222 Shares

China Clean Energy Inc.

Common Stock
_________________

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 8,423,222 shares of our common stock, which includes (i) 2,223,222 shares issued to investors in a private placement and (ii) 6,200,000 shares issuable upon the exercise of warrants with an exercise price of $2.00 per share. All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “CCGY.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on April 13, 2010, was $0.77 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2010.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus, any accompanying prospectus supplement or the documents incorporated herein by reference before making an investment decision. In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” for periods prior to the closing of our reverse merger on October 24, 2006, refer to China Clean Energy Resources, Ltd., a private British Virgin Islands corporation that is now our wholly-owned subsidiary, and references to the “Company,” “we,” “our” and “us” for periods subsequent to the closing of the reverse merger on October 24, 2006, refer to China Clean Energy Inc., a publicly traded company, and its subsidiary, China Clean Energy Resources, Ltd.

Overview

We, through our wholly-owned subsidiary, Fujian Zhongde Technology Co., Ltd., are engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources.  Through cooperation with outside experts at various research institutes and our research and development efforts, we formulated a proprietary process for refining biodiesel from waste vegetable oils and waste grease. Using this proprietary process, we began producing biodiesel in 2005 and commenced selling biodiesel commercially in December 2005. Our strategy is to profitably commercialize our patented, proprietary technology and become the industry leader in the production of biodiesel and specialty chemicals located within the People’s Republic of China. We currently own two refineries which can continuously produce biodiesel and specialty chemicals, in Fuqing City, in the Fujian Province of the People’s Republic of China. Our first refinery is capable of producing 10,000 tons, or approximately 3 million gallons, of biodiesel per year and up to 10,000 tons of specialty chemicals per year. Our second refinery has the flexibility to produce 100,000 tons of biodiesel per year, or 30,000 tons of specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total of 70,000 tons per year.

Our biodiesel can be used in diesel engines with no modifications as 100% biodiesel (B100) or mixed with petroleum diesel—most commonly as a 20% biodiesel blend (B20). A blended biodiesel may enhance petroleum diesel because it has the ability to extend engine life and decrease operating expense due to the increase in engine lubricity. Furthermore, biodiesel is biodegradable, nontoxic and essentially free of sulfur and aromatics. Currently, the key markets for biodiesel are mass transit vehicles, commercial fleets and marine fleets, as well as for general use in environmentally-sensitive areas.

Our principal executive office is located at Jiangyin Industrial Zone, Jiangyin Town, Fuqing City, Fujian Province, People’s Republic of China. Our telephone number is (347) 235-0258. Our website address is http://www.chinacleanenergyinc.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Our History

We were formed in the State of Delaware on November 12, 2004 as a Canadian based resource exploration company. On October 24, 2006 we entered into a Share Exchange Agreement with China Clean Energy Resources, Ltd., its shareholders and both Chet Kurzawski and Doug Reid, our sole officers and directors at the time. Upon closing of the transactions contemplated by the Share Exchange Agreement, the shareholders of China Clean Energy Resources, Ltd. exchanged their entire interest in China Clean Energy Resources, Ltd. for an aggregate of 15,995,000 shares of our common stock, thus causing China Clean Energy Resources, Ltd. to become our wholly-owned subsidiary.

 At the time we negotiated the Share Exchange Agreement we had yet to complete any mineral exploration activities and thus decided to abandon this line of business in favor of manufacturing and distributing biodiesel and specialty chemicals from renewable resources inside the People’s Republic of China. In anticipation of this transition, on October 13, 2006 we both changed our corporate name from Hurley Exploration Inc. to China Clean Energy Inc. and effectuated a 1-for-2.26187510124 reverse stock split.

The chart below depicts our current corporate structure. As depicted below:

•	we own 100% of the capital stock of China Clean Energy Resources, Ltd. and have no other direct subsidiaries;

•	China Clean Energy Resources, Ltd. owns 100% of the capital stock of Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd. and has no other subsidiaries;

•	Fujian Zhongde Technology Co. Ltd., a wholly-owned direct subsidiary of China Clean Energy Resources, Ltd., has no subsidiaries; and

•	Fujian Zhongde Energy Co. Ltd, a wholly-owned direct subsidiary of China Clean Energy Resources, Ltd., has no subsidiaries.

All of our operations are conducted by and through Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd. in the People’s Republic of China.

The Offering

Common stock offered by the selling stockholders:	8,423,222 shares, consisting of 2,223,222 shares issued to investors in a private placement and 6,200,000 shares issuable upon the exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after this offering:	31,512,269 shares (1).

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock but will receive proceeds from the exercise of the warrants, if exercised for cash, which proceeds will be used for working capital purposes.

OTC Bulletin Board symbol:	CCGY.OB.

Risk Factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

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(1) The number of outstanding shares after the offering is based upon 31,512,269 shares outstanding as of April 13, 2010.

The number of shares of common stock outstanding after this offering excludes:

• 6,200,000 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $2.00 per share; and

•
590,000 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $2.50 to $3.00 and having a weighted average exercise price of $2.75 per share.

RISK FACTORS

Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. All of these “Risk Factors” are incorporated by reference herein in their entirety. These risks and uncertainties are not the only ones facing us. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our common shares could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment. In assessing these risks, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses as well as matters specific to us. We caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described and incorporated by reference herein under the heading “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time.

Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock, which warrants have a cashless exercise option. If, however, a selling stockholder were to exercise its warrants for cash, the selling stockholder would pay us the exercise price of the warrants. We will use any proceeds received from the exercise of the warrants for working capital purposes.

SELLING STOCKHOLDERS

Up to 8,423,222 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders and include the following:

•	2,223,222 shares of common stock issued in a private placement;

•	5,000,000 shares of common stock initially issuable upon the exercise of warrants issued in a private placement; and

•	1,200,000 shares of common stock initially issuable upon the exercise of warrants issued to a placement agent in connection with our private placement of common stock and warrants.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. All information with respect to share ownership has been furnished by or on behalf of the selling stockholders.  The selling stockholders have not had a material relationship with us during the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. We believe, based on information supplied by the selling stockholders and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 31,512,269 shares of common stock outstanding as of April 13, 2010. With respect to the outstanding warrants, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a “group”, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to this limitation.  Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Fred L. Astman Wedbush Securities Inc CTDN IRA R/O Holding 10/13/92 (2)	33,000 (3)	30,000 (3)	3,000	*

Samir Barakat and Claudia Marseille	198,000 (4)	180,000 (4)	18,000	*

Chestnut Ridge Partners, LP (5)	821,450 (6)	80,000 (6)	741,450	2.4%

Hugh Cohen	10,999 (7)	9,999 (7)	1,000	*

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Gregory Cook Wedbush Securities Inc CTDN IRA Contributory 1/16/02 (8)	33,000 (3)	30,000 (3)	3,000	*

Cranshire Capital, LP (9)	20,000 (10)	20,000 (10)	--	--

Crastvell Trading Ltd. (11)	781,001 (12)	710,001 (12)	71,000	*

Crypto Corporation (13)	6,500 (14)	5,000 (14)	1,500	*

Herbert Arnold Duke	43,000 (3)	30,000 (3)	13,000	*

James R. Echols, Sr.	16,500 (14)	15,000 (14)	1,500	*

Bai Ye Feng	264,000 (6)	240,000 (6)	24,000	*

Barry Goldstein	16,500 (14)	15,000 (14)	1,500	*

GRQ Consultants, Inc. 401K Plan (15)	583,333 (16)	583,333 (16)	--	--

Nicholas Hammond	66,000 (10)	60,000 (10)	6,000	*

Michael Harvey & Lyn Harvey JTWROS	16,500 (14)	15,000 (14)	1,500	*

David R. Holbrooke	33,000 (3)	30,000 (3)	3,000	*

Heller Capital Investments, LLC (17)	396,565 (18)	350,000 (18)	46,565	*

IRA FBO John P. O’Shea, Pershing LLC as Custodian (19)	140,116(20)	45,000 (20)	95,116	*

Iroquois Master Fund Ltd. (21)	65,000 (22)	50,000 (22)	15,000	*

Feinberg Family Trust (23)	2,330,000 (24)	2,330,000 (24)	957,311	2.8%

Todd Kice (25)	23,000 (3)	15,000 (3)	8,000	*

William Kung	82,500 (26)	75,000 (26)	7,500	*

Anna Lo	16,500 (14)	15,000 (14)	1,500	*

Market Street Union, LLC (27)	21,500 (3)	15,000 (3)	6,500	*

John B. Marsala	29,000 (3)	23,000 (3)	6,000	*

Mere Lane Investment Fund LP (28)	8,667 (29)	6,667 (29)	2,000	*

MidSouth Investor Fund LP (30)	130,000 (31)	100,000 (31)	30,000	*

Northern Valley Partners, LLC (32)	82,500 (26)	75,000 (26)	7,500	*

Octagon Capital Partners (33)	20,000 (10)	20,000 (10)	--	--

Taixing Ou (34)	1,689,000 (35)	900,000 (35)	789,000	2.5%

Professional Offshore Opportunity Fund Ltd. (36)	500,000 (37)	500,000 (37)	--	--

Robert S. Colman Trust UDT 3/13/85 (38)	264,000 (6)	240,000 (6)	24,000	*

Sandor Capital Master Fund LP (39)	91,000 (33)	70,000 (40)	21,000	*

John Peter Selda Wedbush Securities Inc CTDN IRA Contributory 08/27/96 (41)	33,000 (3)	30,000 (3)	3,000	*

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
The Black Diamond Fund, LLLP (42)	70,000 (40)	70,000 (40)	--	--

Westminster Securities Corp. (43)	517,050 (44)	517,050 (44)	--	--

Jung Min Choi (45)	350,550 (46)	350,550 (46)	--	--

Richard Louise (47)	110,475 (48)	110,475 (48)	--	--

Jeffrey McLaughlin (49)	115,450 (50)	111,450 (50)	4000	*

Ken Hart (51)	104,850 (52)	104,850 (52)	--	--

Joe Wolfe (53)	5,625 (54)	5,625 (54)	--	--

*Less than 1%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Fred Astman has voting and dispositive power over these securities.

(3)	Includes currently exercisable warrants to purchase 10,000 shares of our common stock at an exercise price of $2.00 per share.

(4)	Includes currently exercisable warrants to purchase 60,000 shares of our common stock at an exercise price of $2.00 per share.

(5)	Kenneth Pasternak, as principal, has voting and dispositive power over these securities.

(6)	Includes currently exercisable warrants to purchase 80,000 shares of our common stock at an exercise price of $2.00 per share.

(7)	Includes currently exercisable warrants to purchase 3,333 shares of our common stock at an exercise price of $2.00 per share.

(8)	Gregory Cook, as beneficiary, has voting and dispositive power over these securities.

(9)
Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(10)	Includes currently exercisable warrants to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.

(11)	Olga Mirimskaya, as principal, has voting and dispositive power over these securities.

(12)	Includes currently exercisable warrants to purchase 236,667 shares of our common stock at an exercise price of $2.00 per share.

(13)	Evelyn Cann, as president, has voting and dispositive power over these securities.

(14)	Includes currently exercisable warrants to purchase 5,000 shares of our common stock at an exercise price of $2.00 per share.

(15)	Barry Honig, as president, has voting and dispositive power over these securities.

(16)	Includes currently exercisable warrants to purchase 583,333 shares of our common stock at an exercise price of $2.00 per share.

(17)	Ronald Heller, as Chief Information Officer of Heller Capital Investments, LLC, has voting and dispositive power over these securities.

(18)	Includes currently exercisable warrants to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share.

(19)	John P. O’Shea has voting and dispositive power over these securities.

(20)	Includes currently exercisable warrants to purchase 45,000 shares of our common stock at an exercise price of $2.00 per share.

(21)	Joshua Silverman has voting and dispositive power over these securities.

(22)	Includes currently exercisable warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share.

(23)	Jeff Feinberg has voting and dispositive power over these securities.

(24)	Includes currently exercisable warrants to purchase 2,330,000 shares of our common stock at an exercise price of $2.00 per share.

(25)
Todd Kice is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer. Mr. Kice bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(26)	Includes currently exercisable warrants to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share.

(27)	Frank Brock, as managing member, has voting and dispositive power over these securities.

(28)	Hugh Cohen has voting and dispositive power over these securities.

(29)	Includes currently exercisable warrants to purchase 6,667 shares of our common stock at an exercise price of $2.00 per share.

(30)	Lyman O. Heidtke, as general partner, has voting and dispositive power over these securities.

(31)	Includes currently exercisable warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share.

(32)	Michael Potter, as president, has voting and dispositive power over these securities.

(33)	Steven Hart, as general partner, has voting and dispositive power over these securities.

(34)	Taixing Ou is the brother of Tai-ming Ou, our Chief Executive Officer and Chairman.

(35)	Includes currently exercisable warrants to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.

(36)	Howard Berger, as manager, has voting and dispositive power over these securities.

(37)	Includes currently exercisable warrants to purchase 500,000 shares of our common stock at an exercise price of $2.00 per share.

(38)	Robert S. Colman has voting and dispositive power over these securities.

(39)
John S. Lemak, as manager, has voting and dispositive power over these securities. Sandor Capital Mater Fund, L.P. is an affiliate of WFG Investments, Inc., a registered broker-dealer. Sandor Capital Master Fund, L.P. bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(40)	Includes currently exercisable warrants to purchase 70,000 shares of our common stock at an exercise price of $2.00 per share.

(41)	John Peter Selda has voting and dispositive power over these securities.

(42)	Brandon S. Goulding has voting and dispositive power over these securities.

(43)
John O’ Shea, as chairman, has voting and dispositive power over these securities. Westminster Securities Corporation is a former registered broker-dealer and served as our placement agents in connection with our private placement of common stock and warrants that occurred on January 9, 2008. Westminster Securities Corporation was issued a warrant to purchase these 1,200,000 shares as consideration in connection with our January 9, 2008 private placement, and at the time received, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying such warrant.

(44)	Includes currently exercisable warrants to purchase 517,050 shares of our common stock at an exercise price of $2.00 per share.

(45)
Jung Min Choi is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer. These securities were transferred to Mr. Choi by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Choi had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(46)	Includes currently exercisable warrants to purchase 350,550 shares of our common stock at an exercise price of $2.00 per share.

(47)
Richard Louise is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer, and is currently registered as a broker with Hudson Securities, Inc. These securities were transferred to Mr. Louise by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Louise had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(48)	Includes currently exercisable warrants to purchase 110,475 shares of our common stock at an exercise price of $2.00 per share.

(49)
Jeffrey McLaughlin is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer, and is currently registered as a broker with R.F. Lafferty & Co., Inc. These securities were transferred to Mr. McLaughlin by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. McLaughlin had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(50)	Includes currently exercisable warrants to purchase 111,450 shares of our common stock at an exercise price of $2.00 per share.

(51)
Ken Hart is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer, and is currently registered as a broker with Hudson Securities, Inc. These securities were transferred to Mr. Hart by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Hart had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(52)	Includes currently exercisable warrants to purchase 104,850 shares of our common stock at an exercise price of $2.00 per share.

(53)
Joe Wolfe is a former affiliate of Westminster Securities Corporation, formerly a registered broker-dealer, and is currently registered as a broker with Emergent Financial Group, Inc. These securities were transferred to Mr. Wolfe by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Wolfe had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(54)	Includes currently exercisable warrants to purchase 5,625 shares of our common stock at an exercise price of $2.00 per share.

DESCRIPTION OF SECURITIES

We are authorized to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. On April 13, 2010, there were 31,512,269 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

Investor Warrants. In connection with the private placement of our common stock and warrants completed on January 9, 2008, we issued warrants to purchase up to an aggregate of 5,000,000 shares of common stock to the investors. The warrants provide for the purchase of shares of common stock for five years at an exercise price of $2.00 per share. Should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced to equal that lower price. We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. If at any time after January 9, 2009 there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants, then the holders of such warrants have the right to exercise the warrants by means of a cashless exercise.

If within three trading days from date on which the exercise of the warrants shall be effected (the “Warrant Share Delivery Date”) we fail to deliver to a holder of the warrants certificates representing the shares into which such warrants are convertible, and if after such Warrant Share Delivery Date the holder of the warrants is required by its brokerage firm to purchase, or the holder’s brokerage firm otherwise purchases, shares of our common stock to deliver in satisfaction of a sale by such holder of the shares of our common stock which the holder was entitled to receive upon the exercise, then we are obligated to (A) pay in cash to the holder the amount by which (x) the holder’s total purchase price for our common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the exercise multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of the holder, either reinstate the warrant for which such exercise was not honored or to deliver to the holder the number of shares of common stock that would have been issued if we had timely complied with our delivery requirements.

Placement Agent Warrants.  In connection with our offering on January 9, 2008, we issued a warrant to purchase up to 1,200,000 shares of common stock to Westminster Securities Corporation, our placement agent. Such warrant has the same terms as the warrants issued to the investors in the private placement completed on January 9, 2008.

Registration Rights

On January 9, 2008, in connection with our private placement of common stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before February 23, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 8, 2008.

If (i) the registration statement was not filed on or before February 23, 2008 or (ii) we failed to file with the Securities and Exchange Commission a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, within five trading days of the date that we were notified by the Securities and Exchange Commission that such registration statement would not be “reviewed” or would not be subject to further review (unless the failure to make such request for acceleration was the result of our determination that events affecting us would require the filing of an amendment to the registration statement), or (iii) the registration statement was not declared effective by the Securities and Exchange Commission on or before May 8, 2008, or (iv) the registration statement ceases to remain continuously effective for more than 15 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period after its first effective date, then we would be subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to either (i) 1% of the aggregate purchase price paid by such purchasers per month of delinquency or (ii) 1% of the number of shares of common stock purchased by such purchasers in the offering per month of delinquency. Notwithstanding the foregoing, in no event shall liquidated damages paid exceed 6% of the aggregate gross proceeds of the offering or 6% of the aggregate number of shares of common stock issued in the offering, or a combination thereof. In addition, we shall not be obligated to pay liquidated damages with respect to any securities that we may be unable to register pursuant to the authority of the Securities and Exchange Commission with respect to Rule 415 of the Securities Act of 1933, as amended.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, has passed upon the validity of the shares of our common stock offered by us pursuant to this prospectus.

EXPERTS

The consolidated financial statements of China Clean Energy Inc. and its subsidiaries at December 31, 2009 appearing in this prospectus have been audited by Frazer Frost, LLP (successor entity of Moore Stephens Wurth Frazer and Torbet, LLP), independent certified public accountant as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of said firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes to us since December 31, 2009 that have not been described in our Annual Report on Form 10-K, this prospectus and our Current Reports on Form 8-K that should be included.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010, as amended by Amendment No. 1 on Form 10-K/A filed on April 14, 2010;

•	Current Report on Form 8-K dated January 1, 2010 and filed on January 7, 2010, as amended by Amendment No. 1 on Form 8-K/A filed on January 14, 2010;

•	Current Report on Form 8-K dated January 31, 2010 and filed on February 5, 2010; and

•	Current Report on Form 8-K dated February 24, 2010 and filed on March 12, 2010.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

William Chen
Jiangyin Industrial Zone, Jiangyin Town
Fuqing City, Fujian Province
People’s Republic of China
(347) 235-0258

Our incorporated reports and other documents may be accessed at our website address: http://www.chinacleanenergyinc.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.